UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15 (d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) — August 26, 2021
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TRANE TECHNOLOGIES PLC
(Exact name of registrant as specified in its charter)
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Ireland	001-34400	98-0626632
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
170/175 Lakeview Drive
Airside Business Park
Swords Co. Dublin
Ireland
(Address of principal executive offices, including zip code)
+(353)(0)18707400
(Registrant’s phone number, including area code)
N/A
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Ordinary Shares, Par Value $1.00 per Share	TT	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2):
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01	Regulation FD Disclosure.
On August 26, 2021, Trane Technologies plc (the “Company”) announced that Aldrich Pump LLC (“Aldrich”) and Murray Boiler LLC (“Murray”), indirect wholly owned subsidiaries of the Company that initiated bankruptcy proceedings on June 18, 2020, and the legal representative of future asbestos claimants (the “FCR”) appointed by the court in such proceedings (the “Bankruptcy Court”), have reached an agreement in principle on the key terms for the permanent resolution of all current and future asbestos claims against Aldrich and Murray pursuant to a plan of reorganization (the “Plan”). Under the agreed terms, the Plan would create a trust pursuant to section 524(g) of the Bankruptcy Code and establish claims resolution procedures for all current and future claims against Aldrich and Murray (the “Asbestos Claims”). On the effective date of the Plan, Aldrich and Murray would fund the trust with $545 million, comprised of $540 million in cash and a promissory note to be issued by Aldrich and Murray to the trust in the principal amount of $5 million, and the Asbestos Claims would be channeled to the trust for resolution in accordance with the claims resolution procedures. Following the effective date of the Plan, Aldrich and Murray, would have no further obligations with respect to the Asbestos Claims. The FCR has agreed to support such a plan of reorganization. The agreement in principle with the FCR is subject to final documentation and is conditioned on arrangements acceptable to Aldrich and Murray with respect to their asbestos insurance assets. It is currently contemplated that the asbestos insurance assets of Aldrich and Murray would be contributed to the trust, and that, in consideration of their cash contribution to the trust, Aldrich and Murray would have the exclusive right to pursue, collect and retain all insurance reimbursements available in connection with the resolution of asbestos claims by the trust. The committee representing current asbestos claimants (the “ACC”) is not a party to the agreement in principle. Any settlement and its implementation in a plan of reorganization is subject to the approval of the Bankruptcy Court, and there can be no assurance that the Bankruptcy Court will approve the agreement on the terms proposed.

The Company previously recorded $248.8 million on its balance sheet related to obligations under the funding agreements entered into with Aldrich and Murray. The Company expects that the terms of the agreement in principle would increase the funding agreement liability by an amount not expected to exceed $20 million. The Company will recognize a pre-tax charge in the third quarter for this increase, of which approximately one-third of the increase will impact continuing operations.

Forward-looking Statements
This Form 8-K includes “forward-looking statements,” which are statements that are not historical facts, including statements regarding bankruptcy proceedings for Aldrich and Murray and the resolution sought pursuant to those proceedings, the proposed plan of reorganization and the expected impact of such proceedings. These forward-looking statements are based on the Company’s current expectations and are subject to risks and uncertainties, which may cause actual results to differ materially from current expectations. Such factors include, but are not limited to the risk that Aldrich and Murray may be unable to obtain necessary Bankruptcy Court approval of the plan, the terms and conditions of any reorganization plan that is ultimately approved by the Bankruptcy Court, delays in the confirmation or effective date of a plan of reorganization due to factors beyond the Company’s control, the risk that the ultimate amount required under any final plan of reorganization may exceed the amounts agreed to with the FCR in this proposed plan of reorganization, the risk that the insurance carriers do not support the plan of reorganization, the risk that the ACC objects to the agreement in principle and/or plan of reorganization, the potential for asbestos related exposure to extend beyond Aldrich and Murray based on claims by asbestos plaintiffs, the costs of the Chapter 11 proceedings and the length of time necessary to resolve the cases, either through settlement or various court proceedings, and the possibility that Aldrich and/or Murray will be unsuccessful in attaining the desired relief under Chapter 11. Additional factors that could cause such differences can be found in our Form 10-K for the year ended December 31, 2020, as well as our subsequent reports on Form 10-Q and other SEC filings. We assume no obligation to update these forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANE TECHNOLOGIES PLC (Registrant)

Date:	August 26, 2021	/s/ Evan M. Turtz
Evan M. Turtz, Senior Vice President, General Counsel and Secretary